Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of October 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2006.

Operational statistics for the month of October 2006 and the comparative figures for the previous month are as follows:-

	October 2006	September 2006

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	104.041 million	103.117 million
• Post-paid Subscribers	53.196 million	52.501 million
• Pre-paid Subscribers	50.845 million	50.616 million
Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	8.969 million	8.045 million
• Post-paid Subscribers	5.030 million	4.335 million
• Pre-paid Subscribers	3.939 million	3.710 million
Aggregated Number of CDMA Cellular Service Subscribers	35.759 million	35.398 million
• Post-paid Subscribers	32.844 million	32.499 million
• Pre-paid Subscribers	2.915 million	2.899 million
Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	3.037 million	2.676 million
• Post-paid Subscribers	2.835 million	2.489 million
• Pre-paid Subscribers	0.202 million	0.187 million

	October 2006	September 2006

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	9.4152 billion	8.3740 billion
• Domestic Long Distance	9.2846 billion	8.2585 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.1306 billion	0.1155 billion
Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	11.0376 billion	9.9327 billion
• Domestic Long Distance	10.9459 billion	9.8506 billion
• International, Hong Kong, Macau & Taiwan Long-Distance	0.0917 billion	0.0821 billion

3.INTERNET SERVICES:
Aggregated Number of Internet Subscribers	5.601 million	5.631 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of September 2006 and October 2006 are aggregated data reported at 24:00 on 30 September 2006 and 31 October 2006 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of October 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 31 October 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of September 2006 and October 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 17 November 2006